Exhibit 99.1

ISCO INTERNATIONAL APPOINTS JACK CHRISTIE
NEW SALES CHIEF

Contact
Ed Bergstraesser
845/876-8880
845/546-8300 cell

ELK GROVE VILLAGE, Ill. (July 16, 2008) – ISCO International, Inc. (AMEX:ISO), a leading wireless telecommunications solutions provider, announced today the appointment of Jack Christie as ISCO vice president of sales.

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry.

"Jack will be a tremendous asset to the company," said Gordon Reichard, Jr., ISCO president and CEO. "We are pleased to have Jack as part of the ISCO management team," said Gordon Reichard Jr., ISCO president and CEO. "His broad range of experience in the telecommunications – and specifically the wireless – marketplace make him well-equipped for this pivotal role at ISCO."

Previous to ISCO, Christie served as director of business partners channels and was regional and national account sales director at Sprint. In that role, Christie led a team that supported more than a hundred strategic business partnerships for Sprint, including relationships with Sony, Dell, CDW and Motorola. Prior to that, Christie held leadership posts at SBC/Pacific Bell Mobile/Cellular One, and Ameritech Mobile.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading wireless telecommunications solutions provider -- and global supplier of radio frequency management and interference-control systems.   With its acquisition of Clarity (www.claritycsi.com) in January 2008, it brings to the wireless market a suite of highly differentiated solutions for mobile operators, network infrastructure providers and other resellers of wireless products and software solutions. ISCO solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies, and the latest integrated software solutions for public safety and enterprise customers.